Exhibit 99.1

GENERAL CANNABIS CLIENT GREEN LEAF MEDICAL SUCCESSFULLY HARVESTS FIRST CROP; MAJOR EXPANSION UNDERWAY

GAITHERSBURG, MD, Feb. 2, 2017 – General Cannabis Corp. (OTCQB: CANN) today announced that its client, Green Leaf Medical LLC, a leading grower and supplier of medical cannabis in Maryland, has successfully harvested its first crop and has passed all state-required laboratory tests. Now producing an estimated 500-600 pounds of high-quality medical marijuana on a monthly basis, Green Leaf is one of the leading fully approved suppliers in Maryland.

Green Leaf also announced that it has begun the next phase of its expansion, increasing the size of its facility to approximately 50,000 square feet, a 67 percent increase from current capacity. The expanded grow house should be completed before the end of the year, raising production totals to nearly 1,000 pounds per month.

“From the outset, Green Leaf worked with Next Big Crop to help design and build its state-of-the-art grow facility, and to establish rigorous operational procedures, ensuring the highest quality product for Maryland patients,” said Richard Cardinal, managing director of Next Big Crop. “Our operational model is most effective when we are able to participate in each phase of the planning, building and management of these facilities. Green Leaf’s success is a great example of that.”

Philip Goldberg, CEO of Green Leaf Medical, added: “Our commitment to meeting pharmaceutical manufacturing standards combined with Next Big Crop’s established operational protocol and oversight helped us achieve this level of productivity in just four months of operation.”

“Next Big Crop’s consulting success in Maryland reflects the growing national presence, reputation and strategy of General Cannabis,” according to Robert Frichtel, Chief Executive Officer of General Cannabis. “We recently signed several new contracts in California and we are expanding our business opportunities in Arizona.”

About General Cannabis Corp.

General Cannabis Corp. is the comprehensive national resource for the highest-quality service providers available to the regulated cannabis industry. We are a trusted partner to the cultivation, production and retail sides of the cannabis business. We do this through a combination of strong operating divisions such as security, marketing, operational consulting and products, real estate and financing. As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Forward-looking Statements

This release contains forward-looking statements that relate to future events or General Cannabis’ future performance or financial condition. Such statements include statements regarding the expansion of the Green Leaf grow house and increasing its production totals; statements regarding Next Big Crop’s anticipated expansion in California and Arizona;  and statements regarding the growing national presence, reputation, and strategy of Next Big Crop.

Any statements that are not statements of historical fact, such as the statements above and including statements containing the words “plans,” “anticipates,” “expects” and similar expressions, should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel
CEO, General Cannabis Corp
(303) 759-1300